Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Wright & Company, Inc. and to the incorporation by reference of our name and the inclusion of our reports dated February 9, 2026, January 28, 2025 and July 12, 2024 (the “Reports”) in the Annual Report on Form 10-K of Infinity Natural Resources, Inc. (the “Company”) for the fiscal year ended December 31, 2025, to which this consent is an exhibit. Additionally, we hereby consent to the incorporation of the Reports and our firm by reference into the Company’s registration statement on Form S-8 (File No.: 333-284674) under the Securities Act of 1933, as amended.

Wright & Company, Inc.
TX Reg. No. F-12302

By:    /s/ D. Randall Wright
    D. Randall Wright, P.E.
    President

Brentwood, Tennessee
March 10, 2026